SCHEDULE I

Accounting Services Agreement between

J.P. Morgan Exchange-Traded Fund Trust and

SEI Investments Global Funds Services

Amended as of September 9, 2015

Funds

JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Alternative ETF
JPMorgan Diversified Event Driven ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Paul Shield

Name:	Paul Shield

Title:	Treasurer

SEI Investments Global Funds Services

By:	/s/ John Alshefski

Name:	John Alshefski

Title:	SVP

J.P. Morgan Exchange Traded Fund Trust Accounting Services Agreement	Page 1 of 1